Exhibit 99.1

News Release

Union Pacific Signs Largest Locomotive Modernization Deal
in Rail Industry History with Wabtec

OMAHA, NEB. and PITTSBURGH July 27, 2022 — Union Pacific (NYSE: UNP) signed a historic deal with Wabtec Corporation (NYSE: WAB) for 600 locomotive modernizations featuring a suite of digital solutions and innovations. The agreement, worth more than $1 billion, is the largest investment in modernized locomotives in rail industry history, and part of Union Pacific’s fleet strategy to move more freight efficiently and sustainably across its service territory.

“Union Pacific is taking thoughtful, deliberate steps to reduce our environmental impact and to help our partners improve theirs,” said Lance Fritz, Chairman, President and CEO of Union Pacific. “Wabtec’s modernization program helps make our existing fleet more fuel efficient, capable and reliable. The resulting increased tractive power enables us to move more freight with fewer locomotives, which improves efficiency and reduces emissions.”

Union Pacific’s modernization initiative comes as the industry looks to sustainably meet the growing demands on the rail network by maximizing and extending the capabilities of locomotive fleets. It also helps place Union Pacific on a path to achieve its aggressive emissions target to reduce absolute Scope 1 and 2 greenhouse gas (GHG) emissions by 26% by 2030 from a 2018 baseline, and on a path to net zero emissions by 2050. The modernizations also support UP customers’ efforts to meet their own carbon reduction targets.

“Modernizations are a game changer for our customers offering the ability to realize significantly more value out of existing locomotive assets,” said Rafael Santana, President and CEO of Wabtec. “By customizing these solutions for our customers and installing state-of-the-art technology, we are helping our customers realize outcomes including increased tractive effort, fuel efficiency, reliability, and adhesion, which reduce maintenance, repair and overhaul expenses. These fleet benefits will support Union Pacific’s sustainable service improvements and long-term growth strategy.”

The modernizations will provide approximately 370 tons of carbon reduction per locomotive per year. The total order will enable Union Pacific to realize approximately 210,000 tons in annual emission reductions. The reductions are the equivalent to removing emissions from nearly 45,000 passenger cars per year. The modernizations also support the circular economy with more than half the locomotive’s weight being reused. Over the course of the order, approximately 70,000 tons of steel will be reused and recycled – the equivalent of more than 51,000 passenger cars.

Wabtec will modernize 525 of Union Pacific’s AC4400 and AC6000 locomotives, as well as 75 Dash-9 locomotives.  The modernized locomotives will feature a suite of digital solutions and innovations such as the FDL Advantage engine upgrade and Modular Control Architecture, a next-generation controls technology that is applicable throughout Wabtec’s locomotive installed base. The modernizations will extend the locomotive’s life and provide benefits, including a fuel efficiency improvement of up to 18%; a more than 80% increase in reliability; and haulage ability increase more than 55%.

This deal is the third major modernization order from Union Pacific since 2018, with more than 1,030 locomotives upon completion in 2025. Wabtec will modernize the locomotives at its plants in the United States. The deliveries are expected to begin in 2023.

About Union Pacific

Union Pacific (NYSE: UNP) delivers the goods families and businesses use every day with safe, reliable and efficient service. Operating in 23 western states, the company connects its customers and communities to the global economy. Trains are the most environmentally responsible way to move freight, helping Union Pacific protect future generations. More information about Union Pacific is available at www.up.com.

About Wabtec

Wabtec Corporation (NYSE: WAB) is focused on creating transportation solutions that move and improve the world. The company is a leading global provider of equipment, systems, digital solutions and value-added services for the freight and transit rail industries, as well as the mining, marine and industrial markets. Wabtec has been a leader in the rail industry for over 150 years and has a vision to achieve a zero-emission rail system in the U.S. and worldwide. Visit Wabtec’s website at www.wabteccorp.com.

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Union Pacific Media Contact:
Robynn Tysver
rmtysver@up.com / 402-544-6037

Wabtec Media Contact:
Tim Bader
tim.bader@Wabtec.com / 682-319-7925

Wabtec Investor Contact:
Kristine Kubacki, CFA
Kristine.Kubacki@wabtec.com / 412-450-2033